Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports Third Quarter 2023 Financial Results
SAN DIEGO, November 2, 2023 — Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company focused on developing targeted therapies designed to save lives and improve the standard of care for patients facing serious diseases, today reported financial results for the third quarter ended September 30, 2023 and provided an update on its corporate activities and product pipeline.
“We are proud of the recent advancements of both the REZZAYO program as well as our Cloudbreak® drug-Fc conjugate (DFC) platform,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “The US commercial launch of REZZAYO by our partner Melinta as well as the receipt by our ex-US/ex-Japan partner Mundipharma of the positive opinion from the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) demonstrates continued execution of our rezafungin commercial strategy. In addition, we believe the receipt of an Election to Proceed Notice from Janssen for CD388 for the universal prevention of influenza A and B represents a key validation of the significant potential of this clinical program. Finally, the new data on our oncology DFC programs disclosed at our recently held R&D Day indicate that the advantages of the CD388 program for influenza are translating to our Cloudbreak oncology DFC programs.”
Dr. Stein continued, “our oncology clinical development strategy is being led by Nicole Davarpanah, M.D., J.D., who recently joined Cidara as Senior Vice President of Translational Research & Development. Nicole is a practicing oncology physician and joins us from Genentech/Roche where she has had substantial cancer-focused product development experience. Looking ahead, we look forward to filing an Investigational New Drug Application (IND) in mid-2024 for CBO421, a potential best-in-class inhibitor of CD73.”
Recent Corporate Highlights
•Received Positive CHMP Opinion for Rezafungin for the Treatment of Invasive Candidiasis in Adults: In October 2023, Cidara and Mundipharma Medical Company (Mundipharma) announced that the EMA’s CHMP has adopted a positive opinion for rezafungin (rezafungin acetate) for the treatment of invasive candidiasis in adults. The European Commission (EC) will review the CHMP recommendation and is expected to make a final decision on approval by the end of 2023. In October 2023, Melinta Therapeutics, LLC (Melinta) announced receipt from the Centers for Medicare & Medicaid Services (CMS) of both a product-specific J-Code and a new technology add-on payment (NTAP) for REZZAYO. Outside the U.S. and Japan, Cidara’s development and commercial partner is Mundipharma. Although we have shifted our research focus to our proprietary Cloudbreak platform, we continue to execute on the ongoing ReSPECT Phase 3 pivotal clinical trial for the prevention of invasive fungal infections in adult allogeneic blood and marrow transplant recipients. A significant portion of our future royalties and milestones to be received under both Melinta and Mundipharma licensing agreements are tied to the successful completion of the ReSPECT Phase 3 trial.
•Received Election to Proceed Notice from Janssen Pharmaceuticals, Inc. for CD388, which is being developed for the universal prevention of influenza A and B: In September 2023, Janssen Pharmaceuticals, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, delivered to Cidara its Election to Proceed Notice for CD388. Responsibility for future development, manufacturing and commercialization activities of CD388 will be assumed by Janssen, which intends to transfer its rights and obligations under the agreement to another entity. Cidara received a $7.0 million milestone payment from Janssen for the election to proceed for CD388 and other influenza DFCs. Under the collaboration agreement, Cidara is eligible to potentially receive an additional $685.0 million in development, regulatory and commercial milestones, plus tiered royalties on worldwide sales.
•Hosted R&D Day on Cloudbreak development pipeline: In September 2023, Cidara hosted an R&D Day during which the company provided an update on Phase 2a data for CD388, as well as a detailed overview of the potential role of DFCs in oncology. Cidara provided an update on its Cloudbreak pipeline using its oncology DFCs, as well as insight into clinical development considerations for DFCs, focusing on CD73, chemokine receptors, and multispecific DFCs targeting solid tumors.
•Presented at IDWeek 2023: In September 2023, Cidara delivered an oral presentation and two poster presentations highlighting the safety and efficacy of CD388.
•Presented at the 25th Annual H.C. Wainwright Global Investment Conference: In September 2023, Dr. Stein participated in the 25th Annual H.C. Wainwright Global Investment Conference.
•Appointed Dr. Davarpanah as Senior Vice President of Translational Research & Development: In August 2023, Cidara appointed Dr. Davarpanah to lead the company’s oncology efforts, focusing on the strategy for preclinical, translational, and early clinical development activities to identify and advance drug candidates through human proof-of-concept studies. She has a decade of experience in oncology drug development and joined Cidara from Genentech/Roche where Dr. Davarpanah most recently served as Clinical and Translational Lead in Oncology.

Third Quarter 2023 Financial Results
•Revenue totaled $12.7 million and $46.3 million for the three and nine months ended September 30, 2023, respectively, compared to $40.7 million and $54.1 million for the same periods in 2022, respectively. Revenue for the three and nine months ended September 30, 2023 related to the achievement of milestones and ongoing research and development and clinical supply services provided to Mundipharma, Janssen and Melinta, royalty revenue recognized following initiation of the commercial launch of REZZAYO in the U.S. on July 31, 2023, as well as product revenue related to shipment of REZZAYO naked vials to Melinta. Revenue for the three and nine months ended September 30, 2022 related to the achievement of milestones and ongoing research and development and clinical supply services provided to Mundipharma, Janssen and Melinta, and revenue recognized upon transfer of an intellectual property license to Melinta in August 2022.
•Cash and cash equivalents totaled $48.7 million as of September 30, 2023, compared with $32.7 million as of December 31, 2022.
•Research and development expenses were $17.3 million and $53.2 million for the three and nine months ended September 30, 2023, respectively, compared to $20.0 million and $55.5 million for the same periods in 2022, respectively. The research and development expenses for all periods primarily relate to clinical expenses associated with the rezafungin clinical trials and certain drug manufacturing costs before FDA approval, as well as clinical expenses and drug manufacturing costs associated with the Cloudbreak platform, including CD388 for which Cidara is fully reimbursed under the Janssen Collaboration Agreement.
•General and administrative expenses were $3.6 million and $11.2 million for the three and nine months ended September 30, 2023, respectively, compared to $5.8 million and $15.1 million for the same periods in 2022, respectively. The general and administrative expenses for all periods primarily relate to consulting, personnel and legal costs.
•Net loss for the three months ended September 30, 2023 was $8.2 million, compared to a net income of $15.0 million for the same period in 2022. For the nine months ended September 30, 2023 and 2022, net loss was $17.3 million and $16.4 million, respectively.
•During the three months ended September 30, 2023, Cidara did not sell shares of common stock pursuant to its at-the-market (ATM) sales agreement.
•As of September 30, 2023, Cidara had 90,415,944 shares of common stock outstanding and 2,104,472 shares of Series X Convertible Preferred Stock outstanding, which are convertible into 21,044,720 shares of common stock.

About Cidara Therapeutics
Cidara Therapeutics is using its proprietary Cloudbreak® platform to develop novel drug-Fc conjugates (DFCs). These targeted immunotherapies offer the unique opportunity to create “single molecule cocktails” comprised of targeted small molecules and peptides coupled to a human antibody fragment (Fc). DFCs are designed to save lives and improve the standard of care for patients facing cancers and other serious diseases by inhibiting specific disease targets while simultaneously engaging the immune system. In addition, Cidara received FDA approval for REZZAYO™ (rezafungin for injection), which it has licensed to multiple partners to commercialize in the U.S. and ex-U.S. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to whether the advantages of the CD388 program for influenza will continue to translate to our Cloudbreak oncology DFC programs, whether we will file an IND in mid-2024 for CBO421, whether we will achieve future royalties and milestones under both our Melinta and Mundipharma licensing agreements, and whether we will receive additional milestones, and any royalties, from our collaboration agreement with Janssen. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s preclinical or clinical trials, delays in action by regulatory authorities, and other obstacles on the enrollment of patients or other aspects of rezafungin, CD388, or other DFC development. These and other risks are identified under the caption “Risk Factors” in Cidara’s most recent Quarterly Report on Form 10-Q and other filings subsequently made with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Veronica Eames
LifeSci Communications
(646) 970-4682
veames@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2023	2022	2023	2022
Revenues:
Collaboration revenue	$11,250	$40,744	$44,854	$54,069
Product revenue	1,468	—	1,468	—
Total revenues	12,718	40,744	46,322	54,069
Operating expenses:
Cost of product revenue	387	—	387	—
Research and development	17,330	20,041	53,180	55,462
General and administrative	3,556	5,780	11,164	15,058
Total operating expenses	21,273	25,821	64,731	70,520
Income (loss) from operations	(8,555)	14,923	(18,409)	(16,451)
Other income, net:
Interest income, net	613	55	1,468	29
Total other income, net	613	55	1,468	29
Net income (loss) before income tax expense	(7,942)	14,978	(16,941)	(16,422)
Income tax expense	(230)	—	(379)	—
Net income (loss) and comprehensive income (loss)	(8,172)	14,978	(17,320)	(16,422)
Allocation of earnings to participating securities	—	(3,081)	—	—
Net income (loss) attributable to common stockholders	$(8,172)	$11,897	$(17,320)	$(16,422)
Basic net earnings (loss) per common share	$(0.09)	$0.17	$(0.20)	$(0.24)
Diluted net earnings (loss) per common share	$(0.09)	$0.17	$(0.20)	$(0.24)

Shares used to compute basic net earnings (loss) per common share	90,287,441	70,217,985	86,390,446	69,170,865
Shares used to compute diluted net earnings (loss) per common share	90,287,441	88,592,568	86,390,446	69,170,865

Condensed Consolidated Balance Sheet Data

	September 30, 2023	December 31, 2022
(In thousands)	(unaudited)
Cash and cash equivalents	$48,670	$32,731
Total assets	63,468	47,593
Total liabilities	55,430	50,497
Total stockholders’ equity (deficit)	8,038	(2,904)